EXHIBIT 8

TRANSACTIONS

Except as previously disclosed in the Schedule 13D, as amended, the following table sets forth all transactions with respect to Shares effected in the last sixty days by the Reporting Persons on behalf of the Corvex Funds, inclusive of any transactions effected through 4:00 p.m., New York City time, on August 11, 2017. Except as otherwise noted below, all such transactions were purchases or sales of securities effected in the open market, are reported at the daily weighted average purchase price, and the table includes commissions paid in per share prices.

NATURE OF TRANSACTION	DATE OF TRANSACTION	AMOUNT OF SECURITIES		PRICE PER SHARE / PREMIUM PER OPTION ($)
Sale of Call Options	08/07/2017	415,200	(1)	2.62	(2)
Purchase of Common Stock	08/07/2017	191,000		48.37
Purchase of Common Stock	08/07/2017	100,000		49.12
Purchase of Common Stock	08/08/2017	47,930		49.50
Purchase of Common Stock	08/09/2017	125,000		49.98
Purchase of Common Stock	08/10/2017	100,000		49.46
Purchase of Common Stock	08/11/2017	35,179		49.03
Purchase of Common Stock	08/11/2017	100,000	(3)	49.12

(1)	Represents Shares underlying listed American-style call options. The call options expire on October 20, 2017.
(2)	This amount represents the proceeds received from the sale of an applicable listed American-style call option to purchase one Share. The per Share exercise price of these call options is $50.
(3)	On August 11, 2017, the Reporting Persons in a single block trade purchased 100,000 Shares at a fixed price of $49.09 plus $0.03 commission.